EXHIBIT 99.1

Contact:	Mark Williams
913 307-1000
212 926-1733
www.mediware.com

Philip Coelho Joins Mediware Board

LENEXA, KS., Feb. 6, 2008– Mediware Information Systems (Nasdaq: MEDW) announced today the return of Mr. Philip Coelho to the board of directors. The Company also announced that long term director, Joseph Delario, resigned from the board following 16 years of valuable service.

Mr. Coelho, age 64, has more than 30 years senior level experience in high technology consumer electronic or medical device companies. He is the founder and currently the Chief Technology Architect of ThermoGenesis Corp, where he also currently serves on the board of directors and has had a variety of senior roles, including Chief Executive Officer from 1999 to 2007. He was President of Castleton Inc. from 1982 to 1986, and President of ESS Inc. from 1971 to 1982. Mr. Coelho is a member of the Society of Cryobiology and is the inventor or co-inventor of twenty-four patents in the fields of cell cryobiology, robotics, thermal processing of blood products and isolation of enzymes from blood. Mr. Coelho is also a member of the Board of Directors of Catalyst Pharmaceutical Partners, LLC. Mr. Coelho received a B.S. degree in thermodynamic and mechanical engineering from the University of California, Davis. Mr. Coelho previously served as a Mediware director, from December 2001 until February 2006.

“We are thrilled to welcome Phil back to the Mediware board,” said Laurence Auriana, Mediware’s chairman. “His experience with medical, biological and advanced care technologies will provide valuable guidance as Mediware rolls out its biologics management product.”

Resigning from the board is Joseph Delario, age 74, who was been a director since 1992. Mr. Delario was President and Chief Executive Officer of Quadrocom, Inc., a business consulting firm, until December 1992. Since then, Mr. Delario has been a business consultant, private investor and involved in the management of several computer service companies, and he provides management and financial consulting services to Mediware from time to time. Mr. Delario received a B.A. degree from Fairleigh Dickinson University in 1956.

“Joe has been a tremendous asset to Mediware during his term as a director,” said the Company’s chairman, Lawrence Auriana. “His business acumen has repeatedly been of tremendous value to the organization.”

About Mediware
Mediware delivers blood and medication management software systems that encapsulate information supporting patient therapies, reinforce patient safety practices and improve efficiencies to lower costs. Mediware’s customers include prestigious hospitals, clinics, correctional institutions, blood centers and other public and private health care institutions throughout the world. For more information about Mediware products and services, visit our web site at www.mediware.com.

Certain statements in this press release may constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, as the same may be amended from time to time (the "Act") and in releases made by the SEC from time to time. Such forward-looking statements are not based on historical facts and involve known and unknown risks, uncertainties and other factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2007 and subsequent quarterly filings on Form 10-Q, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. The Company disclaims any obligation to update its forward-looking statements.

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2/6/08